Exhibit 10.1

To: Mr. Guy Avidan	May 25, 2010

Dear Guy,

Re: Termination of Relationship

Further to our several conversations in December 2009 regarding your disagreement regarding your employment with MRV Communications (Networks), Ltd. (the “Employer”) and your services as Co - president of MRV Communications, Inc. (the “Company”) and President of its Network Equipment Group, I am writing to confirm the following:

1.             The parties have jointly agreed that the effective date of the termination of your employment relationship with the Employer would be February 11, 2010 (the “Effective Date”).

2.             [Intentionally omitted.]

3.             As of the Effective Date, any entitlement or obligation you had or may have had under your secondment agreement dated July 2009 (the “Secondment Agreement”) and/or under any other understanding with the Employer and/or the Company, written or otherwise, ended, except for those entitlements and obligations set forth herein.

4.             As consideration for termination of your employment with the Employer, including without limitation, performing the duties for the Company, you shall be entitled to the consideration as described below (the “Consideration”). Sections 4.1- 4.4 shall be paid to you as part of your last pay-slip. The Employer shall withhold or charge you with all taxes and other compulsory payments as required under law in respect of the all the benefits as described thereof:

4.1.             Salary: Through the Effective Date you were entitled to and paid out in full a gross monthly salary at the rate of 50,000 NIS and 5,416.67 U.S. dollars;

4.2.             Accumulated Vacation Days: A gross sum equal to 289,347 NIS for any balance of accumulated vacation days which has been paid out to you;

4.3.             Convalesce Pay: A gross sum equal to 425 NIS for a pro-rata portion of the annual convalesce which has been paid out to you;

4.4.             Business Expenses and reimbursement for foreign exchange rate: A gross amount of 48,838.86 USD incurred by you in connection with your business expenses during your employment including reimbursement for foreign exchange rate.

4.5.             Severance Fund:  The Employer shall make available to you the amounts accrued under the Kopot Gemel Le’Kizba in the approximate amount of 555,288 NIS (as of February 18, 2010).

4.6.             Keren Hishtalmut Fund: The Employer made available to you all the amounts accumulated on your behalf in the study fund (Keren Hishtalmut Fund).

4.7.             Special Compensation: In addition to the above-mentioned, in consideration for your undertakings according to Sections 7 - 9 below, the Employer hereby undertakes to pay you a special compensation equal to a gross amount of 209,283 NIS. Such Special Compensation shall be paid to you by the Employer, subject to your fulfillment of your undertakings according to

Sections 7 - 9 below, in four equal installments during 24 months, 25% upon completion of each period of six months following the Effective Date.  The tax rate of withholding shall be as provided to the Employer by you within two weeks of the execution of this Agreement, or if no certificate of withholding is provided, the maximum rate will be used.  The payments shall be made through Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Law Offices, acting as trustee for the payment of such amounts.

5.             Without derogating from any right you might be entitled to in connection with the payments and other consideration described in this letter agreement, when received by you in accordance with the terms hereof in addition to all payments and other consideration which you had already received by the Employer, are a complete payment of any and all consideration owed to you by Employer, Company or anyone on their behalf (hereinafter collectively referred to as the “MRV Group”) arising out of your employment or the termination of your employment with the Employer, or that otherwise might be owed to you by the MRV Group, including, without limitation, any and all claims for wages, social benefits, commissions, incentives, stock or stock options, bonus, severance pay, severance pay which accumulated as a managers’ insurance, release funds, notice period, reimbursement for foreign exchange rate, deferred compensation payments, expenses, contractual obligations and all other payments, compensation, benefits, and reimbursement of any kind. Notwithstanding the provisions of the previous sentence, the waiver and release made by you shall not include your rights to indemnification as provided for in the Certificate of Incorporation and By-laws of the Company and the Employer, any agreements of the Company or existing as a matter of law for your acts or omissions as an officer of the Company and Employer.

6.             You are required to deliver to the Employer, prior to execution of this letter agreement the Employer’s laptop, car, cellular phones and all documents of the Employer, which were received or prepared by you in connection with your employment with the Employer and are in your possession or control at the Employer’s premises or elsewhere, without retaining any copies thereof other than copies of such documents.  You hereby undertake that during your employment period you did not make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information (as defined below), without the prior written consent of the Employer.

7.             Confidentiality.

7.1.             You hereby undertake that as of the date hereof and upon termination of your employment, you maintained and shall maintain in complete confidence any matters that relate to MRV Group and/or its business, including regarding Confidential Information (as defined below) and the terms and conditions of your termination of your employment pursuant to this letter, and that you shall not harm its goodwill or reputation, and you agree to the provisions of the confidentiality, non-competition and intellectual property sections as specified in this letter.

7.2.             Without derogating from the generality of the foregoing, you hereby agree that you did not and shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to your employment period, any trade secrets or other confidential information, whether patentable or not, of the MRV Group, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of Executives; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which you were, are, or becomes informed or aware during the employment period, whether or not developed by you.

7.3.             In the event that you shall be in breach of any of your above obligations, you shall be liable to compensate MRV Group in respect of all direct damages and/or direct expenses incurred by MRV Group as a result of such breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to MRV Group by virtue of any law.

8.             Unfair Competition and Solicitation.

8.1.             In addition, you hereby undertake that during the period of employment with the Employer and for a period of 24 months from the Effective Date, you shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly compete with or harm MRV Group based on all activities known to you as of the Effective Date that the Company engages in, or is about to be engaged in (the “Competitive Occupation”) or which is reasonably likely to involve or require the use of any of the MRV Group’s Major Assets (as defined below), without the written consent of the Company’s Chief Executive Officer.

8.2.             In addition, you undertake not to approach and/or solicit and/or recruit any employee or former employee (as defined below) of the Employer and/or Company to leave the Employer and/or Company for a period of 24 months from the Effective Date, and the hiring by you or your future employer (if with your knowledge prior to a hiring decision) of an employee or former employee of the Employer or Company during such 24-month period shall be considered a material breach of this Agreement.  For purposes of this paragraph, a “former employee” is defined as a person who was employed by the Employer and/or Company at any time within the period from three months prior to the Effective Date through two years after the Effective Date.

8.3.             The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by you alone or in cooperation with others and shall apply to the participation of you in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

9.             Ownership of Inventions.

9.1.             You hereby assign to the Employer, all of your rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by you or any person subordinate to you during your employment with the Employer or in connection thereof, for no additional consideration provided that you shall not be required to bear any expenses as a result of such assignment. The Employer and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in U.S.A, Israel or anywhere else.

9.2.             You undertake that upon the demand of the Employer, you shall sign, execute and deliver to the Employer such documents as the Employer may request to confirm the assignment of your rights herein, and if requested by the Employer, shall assist the Employer, and shall execute any necessary documents, at the Employer’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

10.          General

10.1.           Your obligations pursuant to Sections 7 - 9 above shall survive the termination of your employment with the Employer.

10.2.           Your undertakings and obligations pursuant to Sections 7 - 9 derive from your status and your position in the Employer and in the Company, in view of your exposure to, and involvement in, the MRV Group’s sensitive and valuable proprietary information, property (including, Proprietary Rights) and technologies, as well as its goodwill and business plans (the “MRV Group’s Major Assets”), and along with all matters connected therewith, and the terms and conditions of this letter, including the Special Consideration (defined in Section 4.5 above), have been determined in part, inter alia, in consideration of these undertakings and obligations and constitute sufficient consideration for your said undertakings and obligations.

10.3.           You acknowledge that the restricted period of time and geographical area specified in Section 8 are necessary to legitimately protect the MRV Group’s Major Assets, in view of your position and the nature of the business in which the Employer and the Company are engaged, your knowledge of the MRV Group’s business and the compensation you received during your employment at the Employer and as part of your resignation as described in this letter agreement, including the Special Consideration (defined in Section 4.5 above).  Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this letter agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. You acknowledge that the compensation and benefits granted to you by the Employer under this letter agreement were determined, inter alia, in consideration for your obligations under Sections 7 - 9 above.

10.4.           This letter agreement shall be governed by Israeli law (excluding its choice of law provisions), and the competent courts of Tel Aviv-Jaffa shall have the sole and exclusive jurisdiction over any dispute in connection herewith.

10.5.           This letter agreement is and shall, be considered a settlement and notice of waiver in accordance with Section 29 of the Severance Pay Law of 1963.

10.6.           A copy of a translation of this letter agreement in Hebrew is attached hereto as Exhibit B, however, if there are any discrepancies between this letter agreement and its translation, the terms of this letter agreement shall control.

We wish you success in your future plans.

Name:
Title:
MRV Communications (Networks), Ltd.

I, Guy Avidan, hereby agree to the above letter agreement and obligate to fulfill my obligations according to it.

I hereby waive any and all rights I may have for the repayment of money from payments made by the Employer (or on its behalf) to me in respect to severance pay at any fund. I hereby confirm that the Employer is and shall be the sole owner of such severance pay made by the Employer (or on its behalf).

In addition, but without derogating from any right to the Compensation according to Section 4 above, I hereby accept the payments and Consideration described herein above as full, complete and unconditional payment and satisfaction of any and all obligations of the Employer and/or any of MRV Group arising out of all my employment period or termination of such period or that otherwise might be owed to me by the Employer and/or any of MRV Group including, without limitation, any and all claims for wages, social benefits, commissions, incentives, stock or stock options, bonus, severance pay, severance pay which accumulated at a managers’ insurance,  release funds, notice period, reimbursement for foreign exchange rate, deferred compensation payments, expenses, contractual obligations and all other payments, compensation, benefits, and reimbursement of any kind.

I hereby release and forever discharge MRV Group, its investors, stockholders, officers, affiliated organizations, or anyone on its behalf (hereinafter collectively referred to as the “Employers”), from any and all claims, rights, obligations, damages and liabilities of any nature whatsoever including severance pay, whether or not now known, suspected or claimed, which I ever had, now have, or may claim to have in connection with my employment with the Employer or termination thereof against the Employers.

I acknowledge that my obligations and undertakings mentioned above in Sections 7 - 9 shall survive the termination of my employment with the Employer. Such obligations and undertakings seem reasonable and necessary to legitimately protect the business of the Employer and/or any of MRV Group and the MRV Group’s Major Assets. The Special Consideration (defined in Section 4.5 above), have been determined in consideration of these undertakings and obligations and constitutes sufficient consideration for such undertakings and obligations.

I acknowledge that I have read and fully understand the terms of this letter agreement and fully understand the consequence thereof; that I have consulted and received advice of counsel regarding same and have had sufficient opportunity to do so; and that I have executed this letter agreement freely and voluntarily.

Date:
Guy Avidan